Exhibit 5.2

McDermott
Will & Emery

Boston Brussels Chicago Düsseldorf Houston London Los Angeles Miami Milan
Munich New York Orange County Rome San Diego Silicon Valley Washington, D.C.

Strategic alliance with MWE China Law Offices (Shanghai)

May 27, 2009

China Networks International Holdings Ltd.
233 E. 69th Street, Suite 6J
New York, NY 10021

Ladies and Gentlemen:

We have acted as special counsel to China Networks International Holdings, Ltd., a company organized under the laws of the British Virgin Islands (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4, File No. 333-157026 (the “Registration Statement”), which includes a form of prospectus (the “Prospectus”), with respect to the offer and sale to the security holders of Alyst Acquisition Corporation, a Delaware company (“Alyst”), pursuant to a merger of Alyst with and into the Company of (i) 9,794,400 ordinary shares, par value $.0001 per share (the “Ordinary Shares”), of the Company to the holders of Alyst common stock, par value $.0001 per share; (ii) up to 10,464,000 warrants, each to purchase one Ordinary Share of the Company (the “Warrants”); (iii) up to 300,000 units to the holder of one representative unit purchase option (the “RPO”) in Alyst, with each unit consisting of one of the Company’s Ordinary Shares and one Warrant; (iv) one RPO of the Company; and (v) up to 10,464,000 Ordinary Shares issuable upon exercise of the Warrants.

In rendering the opinions set forth herein, we have examined and relied upon originals or copies of the following documents (the “Documents”): (i) the Registration Statement; (ii) the Warrant Agreement, dated as of June 29, 2007, between Continental Stock Transfer & Trust Company (“Continental”) and Alyst (the “Warrant Agreement”) (iii) the Unit Purchase Option, dated as of June 29, 2007, issued by Alyst to Jesup & Lamont; (iv) the Company’s Amended and Restated Memorandum and Articles of Association; (v) records of proceedings of the Board of Directors of the Company; (vi) the Agreement and Plan of Merger, dated August 13, 2008, by and among Alyst, the Company, China Networks Media, Ltd., China Networks Merger Co., Ltd., Mr. Li Shuangqing, Kerry Propper and MediaInv Ltd., as amended; and (vii) such other agreements and documents that we deemed necessary and relevant for the purpose of expressing the opinion set forth herein.

We have also examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and Alyst and such other documents, certificates and corporate and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.  As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and Alyst and public officials.

U.S. practice conducted through McDermott Will & Emery LLP.
28 State Street Boston, Massachusetts 02109-1775  Telephone: +1 617 535 4000  Facsimile: +1 617 535 3800   www.mwe.com

China Networks International Holdings Ltd.
May 27, 2009

We are admitted to the Bar in the State of New York.  We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.  In particular, we do not purport to pass on any matter governed by the laws of the British Virgin Islands.

In rendering our opinions below, we have assumed that: (i) Continental is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Warrant Agreement; (ii) the Warrant Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Continental, enforceable against Continental in accordance with its terms; and (iii) Continental had and has the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement.

We are of the opinion that, upon issuance in the Redomestication Merger (as defined in the Registration Statement), the Warrants and the RPO will constitute the valid and binding obligations of the Company under the laws of the State of New York, enforceable in accordance with their respective terms.

In providing such opinion, we have assumed that (i) the Redomestication Merger will, pursuant to the laws of the British Virgin Islands, result in the assets of every description, including choses in action and the business of Alyst, immediately vesting in the Company, and the Company becoming liable for all claims, debts, liabilities and obligations of Alyst, and (ii) that the Company has all requisite corporate power and authority and has taken all actions required under the laws of the British Virgin Islands to issues such securities and perform its obligations thereunder.  In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (d) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, or (iv) conscionability or other provisions that might violate public policy; and (e) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications will be unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

China Networks International Holdings Ltd.
May 27, 2009

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated.  This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP